EXHIBIT 10.41

AMENDED AND RESTATED INSTALLMENT NOTE

$1,470,000.00	October __, 2006
Waukee, Iowa

For value received, NICHOLAS A. FEGEN (“Maker”) hereby unconditionally promises to pay to the order of GABRIEL TECHNOLOGIES CORPORATION (the “Company”), as described in Paragraph 1 below, the principal sum of ONE MILLION FOUR HUNDRED SEVENTY THOUSAND DOLLARS ($1,470,000) (the “Principal”), together with interest on the unpaid principal balance from time to time outstanding at a rate per annum equal to LIBOR plus 1% (the “Interest”). All payments on this Note shall be due and payable in lawful money of the United States of America at such place as Lender may from time to time designate at the time provided in Section 1 below.

This Note amends, restates and replaces in all respects that certain installment note in the principal amount of $2,500,000 dated November 1, 2004, between Maker and the Company (the “Old Note”) including, without limitation, all of Maker’s obligations under the Old Note.

1.
Payments. The entire Principal and Interest shall be due and payable on December 1, 2006 (the “Maturity Date”); provided, however, that any part or all of the Principal and Interest may be voluntarily prepaid in whole or in part at any time.

2. Attorney’s Fees. If the indebtedness represented by this Note or any part thereof is collected in bankruptcy, receivership or other judicial proceedings or if this Note is placed in the hands of attorneys for collection after default, Maker agrees to pay, in addition to the principal and interest payable hereunder, reasonable attorney’s fees and costs incurred by the Company.

3. Notices. Any notice, other communication or payment required or permitted hereunder shall be in writing and shall be deemed to have been given upon delivery.

4. Waivers. Maker hereby waives presentment, demand for performance, notice of non-performance, protest, notice of protest and notice of dishonor. No delay on the part of the Company in exercising any right hereunder shall operate as a waiver of such right or any other right.

5. Assignment. This Note is not transferable by Maker, whether by sale, pledge or other disposition, without the prior written consent of the Company which consent may be withheld in the Company’s sole discretion.

6. Governing Law. This Note shall be construed in accordance with the laws of the State of Nebraska, without regard to the conflicts of laws provisions thereof. Any lawsuit or litigation arising under, out of, in connection with, or in relation to this Agreement, any amendment thereof, or the breach thereof, shall be brought in the courts of Omaha, Nebraska, which courts shall have exclusive jurisdiction over any such lawsuit or litigation.

IN WITNESS WHEREOF, Maker has executed and delivered this Note effective as of the day and year and the place first above written.

NICHOLAS A. FEGEN